Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

Glatfelter Reports Third Quarter Results Including Turnaround Strategy To Drive Improved Profitability Under New CEO

2022 Third Quarter Highlights

•Improved revenue by 33% attributable to Jacob Holm acquisition (“Spunlace”)
•Record operating income in Airlaid Materials
•Improved pricing and cost mitigation actions in Composite Fibers
•Goodwill impairment charge of $42.5 million for Spunlace
•Company-wide turnaround strategy launched to drive rapid profit improvement

CHARLOTTE, North Carolina – November 3, 2022: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported third quarter financial results and details of the Company's turnaround strategy to drive rapid operational and financial improvements despite continued inflationary and energy price headwinds.

	Three months ended September 30,
Dollars in thousands	2022	2021

Net sales	$371,780	$279,651
Net Income (loss) from continuing operations	(49,254)	8,059
Adjusted earnings (loss) from continuing operations	(4,306)	9,482
EPS from continuing operations	(1.10)	0.18
Adjusted EPS	(0.10)	0.21
Adjusted EBITDA	26,329	32,131
2021 results include the acquisitions of Georgia-Pacific's U.S. Nonwovens business ("Mount Holly") and Jacob Holm ("Spunlace") as of May 13, 2021, and October 29, 2021, respectively.

"Our portfolio of core products is fundamentally strong and I am confident we can mitigate the impact of inflation and energy headwinds and return to profitability,” said Thomas Fahnemann, President and Chief Executive Officer of Glatfelter. “We are executing a turnaround strategy focused on driving rapid improvement in the Company’s overall profitability. Our efforts are focused on six key areas: (1) portfolio optimization, (2) margin improvement, (3) fixed cost reductions, (4) cash liberation, (5) operational effectiveness and (6) returning Spunlace to profitability.”

Glatfelter Reports Third Quarter 2022 Results	page 2
“We are seeing early signs of progress with our strategy in Airlaid Materials given the segment’s record EBITDA achieved in the third quarter. Also, our actions in Composite Fibers are laying the necessary foundation toward repositioning the segment on a similar trajectory as Airlaid Materials," said Mr. Fahnemann.

Mr. Fahnemann added, “Spunlace performance in the third quarter continued to disappoint, and while this segment remains strategic to the portfolio, the pace of operational and commercial change needs to accelerate. We are addressing this with urgency and have engaged expert external resources to supplement our team. Despite the downward pressure from Spunlace, the Company’s overall portfolio remains resilient, although performance is below the true potential this enterprise is capable of achieving. We are committed to delivering progress against our plan in the near-term and lay the foundation for shareholder value creation over the long-term.”

The Company will provide shareholders with further details related to the Company’s turnaround initiatives under its new CEO during the earnings conference call.
Third Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30,
	2022		2021
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(49,496)	$(1.11)	$7,527	$0.17
Exclude: Loss from discontinued operations, net of tax	242	0.01	532	0.01
Income (loss) from continuing operations	(49,254)	(1.10)	8,059	0.18
Adjustments (pre-tax):
Goodwill impairment charge	42,541		—
Strategic initiatives (1)	2,199		2,773
CEO transition costs (2)	1,489		—
Corporate headquarters relocation	120		68
Cost optimization actions	—		687
Timberland sales and related costs	—		(2,235)
Total adjustments (pre-tax)	46,349		1,293
Income taxes (3)	(1,527)		18
CARES Act of 2020 tax provision (4)	126		112
Total after-tax adjustments	44,948	1.00	1,423	0.03
Adjusted earnings (loss) from continuing operations	$(4,306)	$(0.10)	$9,482	$0.21

(1)For 2022, primarily reflects professional services fees (including legal, audit, valuation specialists and consulting) of $1.6 million, employee separation and other costs of $0.6 million and other costs, all of which are directly related to acquisitions. For 2021, reflects professional services fees related to acquisitions (including transaction advisory, legal, audit and valuation specialists) of $2.7 million and other costs all of which are directly related to acquisitions.
(2)Reflects cash severance and transition related costs of $4.6 million partially offset by a $3.1 million non-cash benefit related to the forfeiture of stock-based compensation awards. In addition to the transition costs recognized in Q3 2022, we expect to recognize additional non-cash charges in Q1 2023 related to settlement accounting when we settle a portion of the former CEO's non-qualified pension obligation under the terms of the pension plan.
(3)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(4)Reflects the tax effect of applying certain provisions of the CARES Act of 2020.

Glatfelter Reports Third Quarter 2022 Results	page 3
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended September 30,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	41,925	43,526	(1,601)	(3.7)%
Net sales	$154,351	$141,533	$12,818	9.1%
Operating income	16,553	14,742	1,811	12.3%
Operating margin	10.7%	10.4%

Airlaid Materials’ net sales increased $12.8 million in the year-over-year comparison mainly driven by higher selling prices from cost-pass-through arrangements with customers and pricing actions to recover significant inflation. Shipments were 3.7% lower mainly driven by lower table top shipments and in home care due to higher shipments in third quarter last year as a customer was ramping up production in their new facility. Currency translation was $12.7 million unfavorable.

Airlaid Materials’ third quarter operating income of $16.6 million was $1.8 million higher when compared to the third quarter of 2021. Lower shipments were more than offset by favorable mix, improving results by $0.5 million. Selling price increases and energy surcharges of $22.8 million fully offset higher raw material and energy costs of $20.2 million. Operations and other costs were favorable by $1.4 million mainly driven by higher production to support the strong demand in North America and the reduction of incentive accruals. The impact of currency and related hedging negatively impacted earnings by $2.6 million due to a weakening Euro.

Composite Fibers

	Three months ended September 30,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	24,958	32,737	(7,779)	(23.8)%
Net sales	$128,269	$138,118	$(9,849)	(7.1)%
Operating income	6,636	5,812	824	14.2%
Operating margin	5.2%	4.2%

Composite Fibers’ net sales decreased $9.8 million or 7.1% in the third quarter of 2022, compared to the year-ago quarter. Higher selling prices of $22.7 million were more than offset by lower shipments of 23.8% and unfavorable currency translation of $16.7 million. Wallcover shipments were 54% below prior year from continued lower shipments to customers in Russia and Ukraine due to ongoing conflict in the region, including sanctions prohibiting the sale of certain wallcover into Russia.

Composite Fibers had operating income for the third quarter of $6.6 million compared with $5.8 million operating income in the third quarter of 2021. Higher selling prices and energy surcharges of $22.7 million fell $1.6 million short of fully recovering continued inflation in energy, raw material, and freight of $24.3 million. Lower shipments negatively impacted income by $2.7 million. Market-related downtime, primarily in our German facilities, was more than offset by lower depreciation, lower overall spending, reduction in incentive accruals and lower energy consumption, positively impacting results by a net $1.8 million. The impact of currency and related hedging positively impacted earnings by $3.3 million.

Spunlace

	Three months ended September 30,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	17,674	—	17,674	—
Net sales	$89,160	$—	$89,160	$—
Operating loss	(4,671)	—	(4,671)	—
Operating margin	(5.2)%

Glatfelter Reports Third Quarter 2022 Results	page 4

Spunlace had an operating loss of $4.7 million in the third quarter compared with a loss of $1.8 million in the second quarter of 2022. Shipments for the third quarter were approximately 9% lower compared to second quarter due to labor shortages in U.S. sites impacting production combined with lower shipments from European sites related to weaker demand, which together unfavorably impacted results by $2.7 million. Higher raw material and energy costs unfavorably impacted earnings by $7.0 million while higher selling prices and energy surcharges improved earnings by $2.9 million. Operations, foreign exchange and other costs were favorable $4.0 million mainly driven by lower energy consumption due to lower overall production rates, personnel related costs, including reductions in incentive accruals, and progress with our integration cost reduction efforts.

Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $52.6 million in the third quarter of 2022 compared with $6.0 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the third quarter of 2022 increased $1.5 million compared to the third quarter of 2021.

In the third quarter of 2022, our pre-tax income from continuing operations totaled $44.3 million and we recorded an income tax provision of $4.9 million. On adjusted pre-tax income of $2.0 million, the income tax expense was $6.3 million in the third quarter of 2022, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2021 were adjusted pre-tax income of $12.9 million and income tax expense of $3.4 million, respectively.

Balance Sheet and Other Information
Cash and cash equivalents totaled $95.3 million as of September 30, 2022, and net debt was $723.5 million compared with $648.9 million at the end of 2021. Net leverage, as calculated in accordance with the financial covenants of our bank credit agreement, was in compliance and increased to 5.7 times at September 30, 2022, versus 3.8 times at December 31, 2021.

Capital expenditures during the first nine months of 2022 and 2021, totaled $30.1 million and $18.5 million, respectively. Adjusted free cash flow for the first nine months of 2022 was a use of $88.1 million compared with an inflow of $30.4 million in the same period of 2021. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Third Quarter 2022 Results	page 5
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its third quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q3 2022 Glatfelter Earnings Conference Call
When:	Thursday, November 3, 2022 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2551
(800) 239-9838
Conference ID:	7909015
Webcast registry:	Q3 2022 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Third Quarter 2022 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share	2022	2021	2022	2021

Net sales	$371,780	$279,651	$1,117,423	$750,236
Costs of products sold	334,396	241,294	1,010,977	637,029
Gross profit	37,384	38,357	106,446	113,207
Selling, general and administrative expenses	28,890	26,066	90,456	77,877
Goodwill and other asset impairment charges	42,541	—	159,890	—
Loss (gains) on dispositions of plant, equipment and timberlands, net	20	(2,235)	(2,868)	(4,638)
Operating income (loss)	(34,067)	14,526	(141,032)	39,968
Non-operating income (expense)
Interest expense	(8,139)	(2,061)	(23,673)	(5,364)
Interest income	92	21	147	52
Other, net	(2,220)	(876)	(4,015)	(1,949)
Total non-operating expense	(10,267)	(2,916)	(27,541)	(7,261)
Income (loss) from continuing operations before income taxes	(44,334)	11,610	(168,573)	32,707
Income tax provision (benefit)	4,920	3,551	(8,569)	14,762
Income (loss) from continuing operations	(49,254)	8,059	(160,004)	17,945

Discontinued operations:
Income (loss) before income taxes	(242)	(532)	129	(614)
Income tax provision	—	—	—	—
Income (loss) from discontinued operations	(242)	(532)	129	(614)
Net income (loss)	$(49,496)	$7,527	$(159,875)	$17,331

Basic earnings per share
Income (loss) from continuing operations	$(1.10)	$0.18	$(3.57)	$0.40
Income from discontinued operations	(0.01)	(0.01)	—	(0.01)
Basic earnings (loss) per share	$(1.11)	$0.17	$(3.57)	$0.39

Diluted earnings per share
Income (loss) from continuing operations	$(1.10)	$0.18	$(3.57)	$0.40
Income from discontinued operations	(0.01)	(0.01)	—	(0.01)
Diluted earnings (loss) per share	$(1.11)	$0.17	$(3.57)	$0.39

Weighted average shares outstanding
Basic	44,877	44,593	44,809	44,536
Diluted	44,877	44,939	44,809	44,889

Glatfelter Reports Third Quarter 2022 Results	page 7
Segment Financial Information
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share	2022	2021	2022	2021

Net Sales
Composite Fibers	$128,269	$138,118	$387,436	$420,965
Airlaid Material	154,351	141,533	447,523	329,271
Spunlace	89,160	—	282,464	—
Total	$371,780	$279,651	$1,117,423	$750,236

Operating income (loss)
Composite Fibers	$6,636	$5,812	$12,080	$32,940
Airlaid Material	16,553	14,742	40,718	30,370
Spunlace	(4,671)	—	(8,051)	—
Other and unallocated	(52,585)	(6,028)	(185,779)	(23,342)
Total	$(34,067)	$14,526	$(141,032)	$39,968

Depreciation and amortization
Composite Fibers	$3,961	$6,904	$15,276	$20,885
Airlaid Material	7,400	7,763	22,571	20,378
Spunlace	2,954	—	8,813	—
Other and unallocated	1,231	1,043	3,822	2,913
Total	$15,546	$15,710	$50,482	$44,176

Capital expenditures
Composite Fibers	$2,462	$2,585	$12,720	$8,240
Airlaid Material	1,925	2,926	7,457	5,962
Spunlace	1,341	—	5,227	—
Other and unallocated	1,659	1,797	4,680	4,317
Total	$7,387	$7,308	$30,084	$18,519

Tons shipped (metric)
Composite Fibers	24,958	32,737	77,415	101,348
Airlaid Material	41,925	43,526	125,658	106,705
Spunlace	17,674	—	57,768	—
Total	84,557	76,263	260,841	208,053

Glatfelter Reports Third Quarter 2022 Results	page 8
Selected Financial Information
(unaudited)

	Nine months ended September 30,
In thousands	2022	2021

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(64,353)	$38,497
Investing activities	(25,502)	(186,003)
Financing activities	52,084	151,264

Depreciation, depletion and amortization	50,482	44,176
Capital expenditures	(30,084)	(18,519)

	September 30, 2022	December 31, 2021
Balance Sheet Data
Cash and cash equivalents	$95,335	$138,436
Total assets	1,635,802	1,880,607
Total debt	818,834	787,355
Shareholders’ equity	319,698	542,762
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Goodwill and Other Asset Impairment Charge. This adjustment represents non-cash charges recorded to reduce the carrying amount of goodwill of our Composite Fibers and Spunlace reporting segments and certain long-lived and intangible assets of our Dresden facility.
•CEO transition costs. This adjustment reflects the net costs associated with the transition from our former CEO to our current CEO, including cash severance costs, forfeitures of stock-based compensation awards and certain professional and legal fees incurred directly related to the transition.
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, related integrations and charges incurred to step-up acquired inventory to fair-value.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•Russia / Ukraine conflict charges. This adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory directly related to the Russia/Ukraine military conflict.

Glatfelter Reports Third Quarter 2022 Results	page 9
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
•Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects taxes recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow In thousands	Nine months ended September 30,
	2022	2021

Cash from operations	$(64,353)	$38,497
Capital expenditures	(30,084)	(18,519)
Free cash flow	(94,437)	19,978
Adjustments:
Strategic initiatives	1,204	5,177
Cost optimization actions	1,134	2,755
Restructuring charge - metallized operations	—	1,013
CEO transition costs	317	—
Corporate headquarters relocation	(311)	885
Fox River environmental matter	1,440	1,584
Tax payments (refunds) on adjustments to adjusted earnings	2,599	(956)
Adjusted free cash flow	$(88,054)	$30,436

Net Debt In thousands	September 30, 2022	December 31, 2021

Short-term debt	$10,065	$22,843
Current portion of long-term debt	38,604	26,437
Long term debt	770,165	738,075
Total	818,834	787,355
Less: Cash	(95,335)	(138,436)
Net Debt	$723,499	$648,919

Glatfelter Reports Third Quarter 2022 Results	page 10

Adjusted EBITDA	Three months ended September 30,
In thousands	2022

Net loss	$(49,496)
Exclude: Loss from discontinued operations, net of tax	242
Add back: Taxes on continuing operations	4,920
Depreciation and amortization	15,546
Interest expense, net	8,047
EBITDA	(20,741)
Adjustments:
Goodwill impairment charge	42,541
Strategic initiatives	2,199
CEO transition costs	4,592
Share-based compensation	(2,382)
Corporate headquarters relocation	120
Adjusted EBITDA	$26,329

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2021 net sales were $1.1 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.